NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Ltd. Publishes 2014 Global Loss Triangles

HAMILTON, Bermuda – June 19, 2015 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it has published its Global Loss Triangles for the year ended December 31, 2014.

These documents are available on the Company’s website at www.everestregroup.com in the Investor Center section under Financial Reports.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.